CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$50,000,000	$6,820

PROSPECTUS Dated December 5, 2012	Pricing Supplement Number: 6123 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated January 3, 2013	Dated May 10, 2013 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	May 10, 2013

Settlement Date (Original Issue Date):	May 15, 2013

Maturity Date:	October 17, 2021

Principal Amount:	US $50,000,000

Price to Public (Issue Price):	113.970%

Agents Commission:	0.425%

All-in Price:	113.545%

Accrued Interest:	US $180,833.33

Net Proceeds to Issuer:	US $56,953,333.33

Treasury Benchmark:	2.000% due February 15, 2023

Treasury Yield:	1.818%

Spread to Treasury Benchmark:	Plus 0.96%

Reoffer Yield:	2.778%

Interest Rate Per Annum:	4.650%

Interest Payment Dates:	Semi-annually on the 17th day of each April and October, commencing October 17, 2013 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Filed Pursuant to Rule 424(b)(2)
Dated May 10, 2013
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G5J9

ISIN:	US36962G5J92

Common Code:	063346462

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at 113.970% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment
Lead Manager:

Citigroup Global Markets Inc.	$50,000,000

Total	$50,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issuances of US$1,750,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5177 dated October 12, 2011, US$1,000,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5257 dated January 4, 2012, US$250,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5459 dated June 21, 2012, US$50,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 6103 dated May 8, 2013, and US$50,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 6104 dated May 9, 2013.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 424(b)(2)
Dated May 10, 2013
Registration Statement No. 333-178262

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.